UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 9, 2014

DIVIDEND CAPITAL DIVERSIFIED PROPERTY FUND INC.

(Exact Name of Registrant as Specified in its Charter)

Maryland	000-52596	30-0309068
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

518 Seventeenth Street, 17th Floor, Denver CO	80202
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (303) 228-2200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

Under our Class E share redemption program (the “Class E SRP”) that is currently in effect, funds for redemptions made at the end of each quarter are generally limited to an amount equal to (i) funds received from the sale of Class E shares under our distribution reinvestment plan during such calendar quarter, plus (ii) 50% of the difference between (a) the proceeds (net of sales commissions) received by us from the sale of Class A, Class W and Class I shares in our public primary offering and under our distribution reinvestment plan during the most recently completed calendar quarter, and (b) the dollar amount used to redeem Class A, Class W and Class I shares during the most recently completed calendar quarter pursuant to the Class A, W and I share redemption program, less (iii) funds used for redemptions of Class E shares in the most recently completed quarter in excess of such quarter’s applicable redemption cap due to qualifying death or disability requests of a stockholder during such calendar quarter. However, our board of directors may from time to time, but is not obligated to, authorize funds for redemptions of Class E shares in greater or lower amounts. We are not obligated to redeem shares of our common stock under the Class E SRP. The foregoing limitation is referred to as the “Quarterly Redemption Cap.” Notwithstanding the Class E liquidity level desired by our board of directors, pursuant to this share redemption program, we will not redeem during any consecutive twelve-month period more than five percent of the number of Class E shares of common stock outstanding at the beginning of such twelve-month period (excluding certain redemptions made in connection with a stockholder’s death or disability) (referred to herein as the “Aggregate Redemption Cap”).

On June 9, 2014, our board of directors approved and directed an increase in the Quarterly Redemption Cap with respect to Class E share redemptions made with respect to the second quarter of 2014, to the maximum possible amount without exceeding the Aggregate Redemption Cap.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

June 9, 2014	Dividend Capital Diversified Property Fund Inc.

	By:	/s/ M. KIRK SCOTT
M. Kirk Scott
Chief Financial Officer

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